Press Contact: David Rainey Debt Resolve, Inc. drainey@debtresolve.com (914) 949-5500
Press Release

HARMONIE ADVISES OF A DELAY IN FUNDING, AGREEMENT REMAINS IN PLACE

DEBT RESOLVE PURSUING ADDITIONAL FUNDING

White Plains, New York (June 23, 2008) - Debt Resolve, Inc. (“Debt Resolve”) (AMEX: DRV) announced today that Harmonie International LLC (“Harmonie”) has advised the Company that there will be an additional delay of time to complete its obligations under a stock purchase agreement dated March 31, 2008 (“SPA”), to purchase $7 million worth of DRV stock. The Agreement remains in full force and effect.

Debt Resolve and Harmonie continue to discuss the transaction, and, while there can be no guarantee that funding will take place, Harmonie has reconfirmed its intent to fund. In a letter to the Company, dated June 23, 2008, William Donahue, Chief Executive Officer of Harmonie, stated, “Harmonie’s commitment to Debt Resolve is still in place and remains sincere. Even though the economic climate has greatly affected our ability to rely on the primary institutions that generate our investment revenue, we believe the alternative sources meticulously put together will allow Harmonie to continue its investment in Debt Resolve, so Debt Resolve can continue with the revenue it needs to generate business and increased shareholder value. Harmonie will continue to work together toward a successful investment conclusion; it is in everybody’s future best interests.”

Ken Montgomery, Chief Executive Officer of Debt Resolve, stated, “While Harmonie has reconfirmed they have offered no real specific proof of their ability to perform, and, accordingly we cannot continue to grant formal extensions. We hope they will fund in a short period of time but we must and will protect our company, which includes an action for specific performance and damages if they do not."

Debt Resolve also announced that it has been negotiating with potential additional investors. The Company will make an announcement when a deal has been completed.

About Debt Resolve, Inc.
Debt Resolve provides lenders, collection agencies, debt buyers and collection law fims with a patent-based online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. Through its subsidiary, First Performance Recovery Corporation, Debt Resolve is actively engaged in operating a collection agency for the benefit of its clients, which include banks, finance companies and purchasers of distressed accounts receivable. The stock of Debt Resolve is traded on the American Stock Exchange. Debt Resolve is headquartered in White Plains, New York. For more information, please visit the website at www.debtresolve.com.